EXHIBIT 99.1


[LOGO OF MEDSOURCE]


FOR IMMEDIATE RELEASE
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                    MEDSOURCE ADOPTS STOCKHOLDER RIGHTS PLAN

MINNEAPOLIS, Aug. 19, 2003 -- MedSource Technologies, Inc. (Nasdaq: MEDT), an engineering and manufacturing services provider to the medical device industry, today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, MedSource will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on August 29, 2003.

According to MedSource Chairman and CEO, Richard J. Effress, "Our board took this step to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all MedSource stockholders. In addition, with this plan, any potential acquirer of MedSource will be induced to negotiate the value and terms of their proposal with the Company's board of directors. MedSource did not adopt the plan in response to any efforts to acquire or take control of the Company."

Each right will initially entitle stockholders to purchase a fractional share of the Company's preferred stock for $40. However, the rights are not immediately exercisable and will become exercisable only if certain events occur, including if a person or group acquires or announces a tender or exchange offer that would acquire 15 percent or more of MedSource common stock. Then unless MedSource redeems the rights for $0.001 per right, the rights will become exercisable by all rights holders, except the acquirer, for shares of MedSource or shares of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About MedSource Technologies

MedSource Technologies, Inc. provides engineering and manufacturing services and supply-chain management solutions to the medical device industry. Customers include many of the largest medical device companies in the world as well as emerging device companies. Headquartered in Minneapolis, MedSource offers product development and design services, precision metal and plastic part manufacturing, and product assembly and supply chain management services. Production facilities are located throughout the United States as well as in Navojoa, Mexico. The Company's common stock is traded on The Nasdaq Stock Market under the symbol "MEDT."

MedSource is on the Internet at www.medsourcetech.com
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Contacts:  William J. Kullback              Rebekah Bryant
           Senior Vice President and        Marketing and Communications Manager
           Chief Financial Officer          (952) 807-1223
           (952) 807-1218

                                     (more)

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MedSource Technologies, Inc.
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Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate, " "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from those indicated in these statements as a result of certain factors contained in the company's Annual Report on Form 10-K for the year ended June 30, 2002. Readers should not place undue reliance on any such forward-looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company does not assume any obligation to update the forward-looking statements after the date hereof.


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